Metal Management, Inc.

325 N. LaSalle Street • Suite 550

Chicago, Illinois 60610

www.mtlm.com

FOR IMMEDIATE RELEASE

METAL MANAGEMENT FILES APPLICATION
TO LIST ON THE NEW YORK STOCK EXCHANGE

New Symbol to Become “MM”

CHICAGO, IL – September 7, 2006 – Metal Management, Inc. (Nasdaq: MTLM), one of the nation’s largest full service scrap metal recyclers, today announced it has filed an application to list its securities on the New York Stock Exchange (NYSE). The Company anticipates that its shares will begin trading on the NYSE on October 5, 2006, under the symbol “MM”. The change of exchanges reflects the Company’s desire to be a NYSE-listed company.

The Company has notified NASDAQ of its intention to be simultaneously de-listed from the NASDAQ stock market. Trading of the Company’s common stock on NASDAQ is expected to cease at the close of the market on October 4, 2006.

About Metal Management, Inc.
Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company’s website at www.mtlm.com.

Contacts
Analysts & Investors	Media
Robert C. Larry, Chief Financial Officer Metal Management, Inc. (312) 645-0700	Andrew B. Siegel Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449 ext. 127